News Release

Public Storage

701 Western Avenue

Glendale,  CA 91201-2349

www.publicstorage.com

For Release:	Immediately
Date:	April 17, 2017
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Announces the Retirement of

Chief Human Resources Officer and President, Real Estate

GLENDALE, California—Public Storage (NYSE:PSA) announced today the retirement of Candace Krol, Senior Vice President and Chief Human Resources Officer, and David Doll, Senior Vice President and President, Real Estate, effective April 28, 2017.

"Candy and David have been outstanding partners, and I want to thank them for their many years of service to the Company," said Ronald L. Havner, Jr., Chairman and Chief Executive Officer of Public Storage. "I am grateful for their leadership and contributions to our business, our talent and our culture.   Candy and David have played a vital role in the Company’s success over the last decade, and we wish them all the best in their retirement.  We are also fortunate that Candy and David have developed strong teams, from which we will be selecting future senior executives over the course of the year,” added Havner.

 Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2016, the Company had interests in 2,348 self-storage facilities located in 38 states with approximately 154 million net rentable square feet in the United States and 219 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand. The Company also owns a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, at December 31, 2016.

Additional information about Public Storage is available on the Internet.  The Company’s web site is www.publicstorage.com.

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